                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-44532
                              Zero Coupon Convertible Senior Debentures due 2020
                                                           CUSIP No. 629568 AC 0


                             NABORS INDUSTRIES, INC.

               PROSPECTUS SUPPLEMENT NO. 3 DATED NOVEMBER 28, 2000
                      TO PROSPECTUS DATED SEPTEMBER 6, 2000

         The selling securityholders table on pages 7 and 8 of the prospectus, as previously supplemented, is further amended by this supplement no. 3 to add the following entities as selling securityholders and to list the amounts of the securities beneficially owned and being offered for sale by such securityholders:

                                                                           ZERO COUPON CONVERTIBLE DEBENTURES
                                                                                         DUE 2020
                                                                          -------------------------------------
                                                                          AMOUNT                 AMOUNT OFFERED
SELLING SECURITYHOLDER                                                    BENEFICIALLY OWNED     FOR SALE
----------------------                                                    ------------------     --------------
CFFX, LLC                                                                 $   3,000,000          $   3,000,000
Fidelity Financial Trust: Fidelity Convertible Securities Fund(1)         $  54,250,000          $  54,250,000

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(1) This entity is an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to each of such Fidelity entities identified above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly owned subsidiary of FMR Corp. ("FMR"), a Massachusetts corporation. Based on Schedules 13G filed by Fidelity International Limited ("FIL") and FMR on August 9, 2000, FIL and FMR beneficially owned 9,220,830 shares of Nabors' common stock, which represented 6.303% of the outstanding shares of common stock at that date. This amount included 636,227 shares issuable upon conversion of $59,250,000 principal amount of the zero coupon debentures, based on a conversion ration of 10.738 shares for each $1,000 principal amount of debentures.